Source:  Sauer Energy Inc.

May 21, 2018 07:55 ET

Sauer Energy announces Reverse Split on OTC Market SENY

OXNARD, CA--(Globe Newswire – May 21, 2018) - Sauer Energy Inc.® (SEI) (PinkOTC: SENYD), developer and manufacturer of the patent pending WindCutter® vertical axis wind turbine (VAWT), has announced today that it has implemented a 5 to 1 reverse split of its common stock.  The company filed a Certificate of Change Pursuant to NRS 78.209 with the Secretary of State in Nevada.  Sauer Energy will display its ticker symbol as PinkOTC:SENYD for a limited time.

The reverse split is intended to increase the market price per share of the Company’s common stock to maintain its continued listing on the OTCQB market.  The Cusip Number will change to: 804136208.  The SIC code will also change to 3511 -- Steam, Gas, and Hydraulic Turbines, and Turbine Generator Set Units.

This action will reduce the number of authorized shares from 650,000,000 to 130,000,000.  Further, the number of issued and outstanding will adjust from 437,040,839 to 87,408,168.  This change was made effective on May 16, 2018.

Shareholders owning stock via a broker, trust or other nominee will have their position automatically adjusted to reflect the reverse split.  Registered shareholders holding pre-split shares of common stock electronically, in book-entry form, are not required to take any action to receive post-split shares.

This result of the reverse-split is two-fold:

1.

It allows us to satisfy the minimum requirements to be able to list our stock on OTC Markets’ OTCQB trading platform; and,

2.

 Additionally, it allows us to take advantage of financing opportunities that are not accessible to companies with stock listed on a lower trading platform.

“Let me start by saying that this was a decision that was deliberated with careful review from advisors and counsel.  After much evaluation, we came to it as the best solution which was largely influenced by both the short term and the long term.

“This split is expected to add both liquidity and marketability to the company’s stock, which may contribute to enhancing corporate value in the long term.

“I have never sold one share, of my own, from the outset.  That being said, I am as much affected by the split as are all shareholders.  I stand behind our decision because I believe that this company can gain traction and grow, regardless.  I have put my all into it and I’m ready to bring it to the next level,” stated Dieter Sauer, CEO and President of Sauer Energy.

About Sauer Energy Inc.

Sauer Energy Inc. is a technology developer and manufacturer focused on the emerging renewable energy market.  SEI's first offering, the WindCutter, is based on the Darrieus principal and has five airfoil blades that use the principle of lift to rotate the shaft and is pole mounted only.  Sold as a hybrid system, including solar and energy storage capability, our systems can offer the ability to structure on-grid or off-grid configurations.

SEI's technology is remarkable as it requires so few parts.  This means a lower manufacturing cost, more efficient operation, lower maintenance (fewer parts = less chance of malfunction), and greater power generation.  This will provide SEI with a new direction for wind capture, making it easier to scale from residential, to powering a small community -- all the way up to large industrial facilities.  The market opportunity for this new, self-contained, innovative technology is unlimited and growing rapidly.

With several patents in place and many more pending, SEI looks forward to delivering on its promises for commercialization, and it is also aggressively moving toward a financial return on its investments.  To learn more about Sauer Energy, please visit: www.SauerEnergy.com

Sauer Energy... Harnessing the true power of wind!®

Forward-Looking Statements

This news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are made to convey Company progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion.  Whereas management believes such representations to be true and accurate based on information and data available to the Company at this time, actual results may differ materially and are subject to risk and uncertainties.  Factors that may cause actual results to differ include without limitation: dependence on key personnel and suppliers; SEI's ability to commercialize its wind turbine technology; ability to defend intellectual property; wind turbine material and component costs; competition; economic conditions; consumer demand and product acceptance, and availability of growth capital.

Additional considerations and risk factors are set forth in reports filed on Form 8-K and 10-K with the SEC and other filings.  Readers are cautioned not to place undue reliance upon these forward-looking statements; historical information is not an indicator of future performance.  The Company undertakes no obligation to update publicly any forward-looking statements.

Contact Information

Sauer Energy, Inc.
Dieter Sauer
President and CEO
(888) 829-8748
www.SauerEnergy.com